Exhibit 10.24

LEASE

THIS LEASE is made and entered into as of the 15th day of June, 1979 by and between Stemmons Perk Ltd. A Limited Partnership.

(hereinafter referred to as “Landlord”) and MALIBU GRAND PRIX CORP., A Delaware corporation (hereinafter referred to as “Tenant”).

It is mutually agreed as follows:

1.                          Demised Premises.

Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, upon the terms, covenants and conditions hereinafter set forth, that certain real property in the City of Dallas Dallas County, Texas.

as more particularly described in Exhibit A annexed hereto and made a part hereof (hereinafter called the “demised premises”).

2.                          Term.

The Lease term shall commence on July 15, 1979 and shall continue for a term of ten (10) years, subject to termination prior to the expiration of such year term as provided in Section 5 hereof. Tenant shall have the right to extend the term of this Lease for two (2) additional periods of five (5) years each upon the terms and conditions set forth in Section 26 hereof.

3.                          Rent.

3.1                    Rental Amount. Tenant will pay to Landlord as rent hereunder the amount set forth in the Rent Schedule which is annexed hereto as Exhibit B and made a part hereof.

3.2                    Manner of Payment. The rent and all other sums payable to Landlord hereunder shall be paid to Landlord in lawful money of the United States o£ America, without offset, at the address specified in Section 20 hereof.

4.                          Use of Demised Premises.

The demised premises shall be used and occupied only for the construction and operation of a so-called commercial recreational center and the conduct of food, beverage, souvenir and amusement operations and businesses in connection therewith. For clarification purposes a commercial recreational center shall include, miniature golf courses, baseball batting cages, bumper boats & midget grand prix automobile race course.

5.                          Permits and Termination.

5.1                    Obtaining Permits. Tenant, at its sole cost and expense, shall promptly commence and diligently pursue the preparation, completion, filing and processing (in cooperation with Landlord) of all applications, plans, documents and materials it is required to obtain, including all zone variances or conditional use permits necessary to construct and operate a commercial recreation center on the demised premises, including all building and other permits required for the construction of the improvements on the demised premises. Landlord shall cooperate with Tenant so that all applications for such variances and permits are filed with the appropriate governmental authorities under Landlord’s supervision and, if Landlord elects, in Landlord’s name or the names of Landlord and

Tenant. All fees and costs for filings, bonds and other items shall be paid by Tenant. Landlord shall act expeditiously in cooperating with Tenant to avoid delays in the filing and processing of all applications.

5.2                    Termination If Permits Not Issued. If all variances and permits required to construct and operate a commercial recreation center and the improvements on the demised premises as described in Section 5.1 hereof are not obtained by July 11, 1979, Tenant may terminate this Lease by written notice delivered to Landlord. If Tenant exercises its termination right, this Lease shall terminate ten (10) days following the date such notice is given and Tenant shall have no further rights or interest in the demised premises and the duty of Tenant to make further rental payments shall cease effective the termination date.

5.3                    Termination of Impossibility of Performance. If by reason of any statute, ordinance or other form of governmental action Tenant is prevented from using the demised premises to operate a midget grand prix race course, then tenant may terminate this Lease by written notice delivered to Landlord. If Tenant exercises its termination right, this Lease shall terminate ten (10) days following the date such notice is given and Tenant shall have no further rights or interest in the demised premises and the duty of Tenant to make further rental payments shall cease effective the termination date.

6.                          Construction of Improvements.

Upon obtaining the variances and permits referred to in Section 5 above, Tenant, at its sole cost and expense, shall promptly commence and diligently proceed to completion, in compliance with the plans and specifications approved by Landlord, the construction of a commercial recreation center.

7.                          Compliance with Law.

Tenant, at its sole cost and expense, shall comply with and faithfully observe all of the requirements of all municipal, county, state, federal and other authorities having jurisdiction now in force or which may hereafter be in force pertaining to or concerning the construction, maintenance and repair of structures and improvements upon the demised premises or the use and occupancy of the demised premises or of any building or fixtures situated thereon.

8.                          Taxes.

8.1                    Payment of Taxes by Tenant. As additional rent hereunder, Tenant shall pay to Landlord, at least ten (10) days prior to delinquency, Tenant’s proportionate share of all real property taxes and assessments levied against or imposed upon the demised premises and the improvements thereon. Landlord shall endeavor to obtain a separate tax bill for the demised premises and, if separate bills are obtained, Tenant shall pay, prior to the delinquency, the amount payable thereunder directly to the taxing authorities and submit proof of payment to Landlord in the form of a cancelled check or photocopy of the paid tax bill.

8.2                    Proration of Taxes. All such taxes and assessments for the first and last years of this lease term, or any extension of such term, shall be prorated between Landlord and Tenant on the basis of the tax fiscal year of the taxing authority.

8.3                    Taxes Excluded. Nothing herein contained requires, or shall be construed as requiring, Tenant to pay any property, gift, estate, inheritance, or other tax assessed against Landlord, his heirs, or successors or assigns not directly concerned with the real property herein leased or the activities of Tenant thereon, or any income, or other tax, assessment, charge, or levy on the rent payable by Tenant under this Lease. But if any of the foregoing shall become a lien on the demised premises or any part thereof, or if Tenant shall be required by law to pay any such tax, charge, or levy, or interest or penalty thereon, or if Tenant shall be required to pay any such tax, charge, or levy in order to protect its leasehold in the property from any foreclosure or other proceeding that may be taken by any government or governmental agency, office, or body, to recover such tax, charge, or levy as may have been levied, assessed, or imposed as hereinabove set forth, or interest or penalty thereon, he shall have and is hereby granted a lien against the demised premises by reason of said payment and to the extent thereof. Any such amount so paid by Tenant for or on behalf of Landlord, his heirs or successors or assigns shall be repaid by Landlord, his heirs, or successors or assigns to Tenant, provided, however, that in the event Landlord, his heirs, or successors or assigns refuses or fails to repay the amount on written demand therefor, Tenant shall have the right to deduct the amount of said payment from subsequent rental payments as may be due hereunder.

8.4                    Contest of Taxes. Tenant, at its sole cost and expense, may contest (after prior written notice to Landlord) by appropriate proceedings conducted in good faith and with due diligence, the amount or validity of any taxes or assessments with respect to the demised premises provided that Tenant shall make payment of all contested amounts, under protest if it desires, unless such proceedings shall suspend the collection of taxes or assessments.

9.                          Indemnification by Tenant.

Tenant will protect, indemnify and save harmless Landlord from and against all liabilities, obligations, claims, demands, damages, causes of action, costs and expenses (including, without limitation, attorneys’ fees, interest and penalties, but excluding any income or excess profits, franchise or other similarly imposed taxes of Landlord determined on the basis of general income or revenue or any interest or penalties in respect thereof) imposed upon or incurred by or asserted against Landlord or the demised premises by reason of or arising from or out of any of the following: (i) the conditions, use, misuse or occupancy of the demised premises or any building or improvement thereon or any occurrence in, upon or at the demised premises or any building or improvement thereon, except for acts or occurrences resulting solely from Landlord’s willful act or gross negligence; (ii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; or (iii) performance of any labor or services or the furnishing of any materials or other property in respect of the demised premises or any building or improvement thereon.

10.                    Insurance.

(a)                      Tenant, at its expense, will maintain at all

times during the term of this Lease: (i) insurance with respect to all buildings, structures and improvements upon the demised premises insuring against loss or damage by fire and all other perils from time to time included under “extended coverage” policies, in an amount sufficient to prevent Landlord or Tenant from becoming a co-insurer of any partial loss under the applicable policies, which shall be written on a replacement cost basis, or blanket coverage subject to the ninety percent (90%) co-insurance clause; (ii) public liability insurance applicable to the demised premises in an amount not less than $3,000,000 combined single limit for bodily injury and property damage. Said liability insurance shall also cover a 30’ temporary road to be constructed from the South end of Malibu Drive (proposed) to Walnut Hill Lane.

(b)                     All insurance maintained by Tenant pursuant to subparagraph (a) shall: (i) name Landlord, Tenant and any mortgagee or deed of trust beneficiary of the fee Interest in the demised premises as insureds, as their respective interests may appear, and shall include, if reasonably obtainable, an effective waiver by the issuer of such insurance of all rights of subrogation against any named insured or such insured’s interest in the demised premises;

(ii) provide that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days after Landlord’s receipt of written notice thereof, and (iii) be subject to approval by Landlord, which approval shall not be unreasonably withheld.

(c)                      Upon the execution of this Lease and thereafter not less than thirty (30) days prior to the expiration date of any policy delivered pursuant to this Section 10, Tenant will deliver to Landlord the original of any policy or renewal policy, as the case may be, required by this Lease, evidencing the payment of premiums; except that, in lieu of any such original policy, Tenant may deliver a certificate of the insurer, satisfactory to Landlord as to the issuance and effectiveness of such policy and the amount of coverage afforded thereby.

11.                    Damage or Destruction.

11.1              Termination by Reason of Damage or Destruction. In the event there is any substantial damage to or substantial destruction of the demised premises or the buildings and improvements thereon, Tenant may terminate this Lease by written notice delivered to Landlord. The expressions “substantial damage” and “substantial destruction” as used herein shall mean any damage or destruction which prevents the Tenant from operating a commercial recreation center upon the demised premises for a period of more than ninety (90) days. If Tenant exercises such termination right, this Lease shall terminate ten (10) days following the date such notice is given and Tenant shall have no further rights or interest in the demised premises and the duty of Tenant to make further rental payment shall cease effective the termination date. If Tenant elects to terminate all insurance proceeds payable by reason of any substantial damage or substantial destruction shall be paid to be paid to and retained by the Landlord. Not withstanding the wording in section 11.1 herein the tenant must reconstruct the improvements if substantial damage or destruction occurs within the first 8 years of the lease term.

11.2              Repair of Damage or Destruction by Tenant. In the event there is substantial damage or substantial destruction of the demised premises or the buildings and improvements thereon and the Tenant does not elect to terminate this Lease as provided in Section 11.1 hereof or in the event there is any damage to in any destruction of the demised premises or the buildings and improvements thereon and such damage or destruction is not substantial, Tenant (whether or not the insurance proceeds, if any, on account of such damage or destruction shall be sufficient for the purpose), at its expense, shall promptly commence and complete the repair and restoration thereof to the condition which existed immediately prior to such damage or destruction. Provided Tenant is not then in default hereunder, insurance proceeds shall be paid to Tenant or as Tenant may direct, from time to time as the work progresses, to pay (or reimburse Tenant for) the cost of such repair or restoration work. Disbursement shall be made upon written request of Tenant, accompanied by evidence satisfactory to Landlord that the amount requested has been paid or is then due and payable and is properly a part of such cost, and that the balance of said proceeds after making the payment requested will be sufficient to pay the balance of the cost of the work. Upon completion of the work and provided that there are no mechanics’ or similar liens for labor or materials supplied in connections therewith, the balance, if any, of such insurance proceeds shall, unless Tenant is in default hereunder, be paid to Tenant or as Tenant may direct.

12.                    Liens.

Tenant shall keep the demised premises free of mechanics’, materialmen’s, judgment, tax and all other liens arising out of any construction or other work done for or debts incurred by Tenant. Not less than seven (7) days prior to the commencement of any construction, alteration or addition to the premises, Tenant shall notify Landlord in writing of its intention to commence the same and Landlord shall have the right to post and maintain on the demised premises such notices of nonresponsibility as are provided for under applicable law.

13.                    Maintenance and Repairs.

Tenant, at its sole cost and expense, shall keep and maintain the demised premises, including the building and all other improvements thereon and the adjoining sidewalks, curbs, streets and ways, and every part thereof; in good and clean order and condition and will promptly make or cause others to make all necessary or appropriate repairs, replacements and renewals. All repairs, replacements and renewals shall be equal in quality and class to the original work. Tenant hereby waives all rights which it may have under any laws, now or hereafter in force, to make any repairs at the expense of Landlord.

14.                    Utilities.

Tenant shall pay all charges for water, gas, heat, light, power, telephone or other utilities and services supplied to the demised premises, including all connection or tap fees.

15.                    Condemnation.

(a)                      If the whole or any part of the demised premises shall be taken or condemned by any competent authority for any public use or purpose during the term of this Lease, whether by condemnation proceedings or otherwise, the entire award made with respect to such taking or condemnation shall be paid and belong to Landlord, except for any award which shall be made to Tenant as hereinafter provided for the then depreciated value of any improvements constructed by Tenant upon the demised premises and for damage to or cost of removal of stock, equipment, trade fixtures, furniture and other personal property of Tenant then situated on the demised premises.

(b)                     In the event that a part of the demised premises shall be condemned and: (i) the part so condemned includes the building and/or ten percent (10%) or more of the recreation center or (ii) the part so taken shall consist of twenty-five percent (25%) or more of the total parking area of the demised premises; or (iii) notwithstanding the percentage taken, such condemnation shall materially and adversely affect the use of the remaining portion of the use intended by this Lease; or (iv) such condemnation shall result in cutting off or diverting direct access to the demised premises as such access is in existence at the time of the condemnation, then and in any event, Tenant may at any time either prior to or within a period of sixty (60) days after the date when possession of the demised premises shall be required by the condemning authority, elect to terminate this Lease.

(c)                      In the event there is a taking by eminent domain, condemnation, or by any other means, and this Lease continues and is not terminated by Tenant, this Lease shall terminate as to the part taken, the rent payable hereunder shall be abated by the percentage that the demised premises is reduced by the eminent domain, condemnation or other taking and the percentages in subsections (i) and (ii) of Section 15(b) hereof shall thereafter apply to the property remaining subject to this Lease.

(d)                     In the event there is taking of all or part of the demised premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded to Tenant on account of the then depreciated value of all improvements constructed on the demised premises by Tenant and on account of damage to or cost of removal of, for the value of stock, equipment, trade fixtures, furniture and other personal property belonging to Tenant and to receive any award therefor.

16.                    Improvements.

Upon the termination or expiration of this Lease, all improvements to the demised premises (except for customary trade fixtures) shall constitute the property of the Landlord and shall vest in Landlord without any compensation therefor to Tenant. Refrigeration and air-conditioning equipment installed in or on the demised premises shall not constitute trade fixtures but shall become Landlord’s property. Tenant may remove its trade fixtures at any time during or upon the expiration of the Lease, so long as Tenant shall not then be in default hereunder. Any damage caused to the improvements by such removal shall be repaired by Tenant at its sole cost and expense. Landlord shall have the option of requiring Tenant to remove all the improvements constructed on the demised premises.

17.                    Assignment.

Tenant shall not have the right to assign this Lease in whole or in part, nor sublet all or any part of the demised premises, without Landlord’s prior written consent which shall not be unreasonably withheld. Provided that no event of default shall have occurred and be continuing hereunder, Landlord hereby consents to the assignment of this Lease by Tenant to any person, firm or corporation which acquires all or substantially all of Tenant’s assets or to any corporation controlled by, controlling, or under common control with, Tenant, provided that any such assignee shall have a net worth, determined in accordance with generally accepted accounting principles, at least equal to or greater than Tenant’s net worth at the time of the assignment. In the event of any such assignment or subletting consented to by Landlord, Tenant shall not be relieved of its obligations under this Lease. Before any assignment is made to this lease by Tenant, notification must be made to Tenants parent company, Warner Communications, Inc. for their approval in writing, a copy of which will be forwarded to Landlord.

18.                    Partial Invalidity.

In the event that any of the provisions of this Lease shall be determined by court order to be invalid, such invalidation shall affect only the provisions so determined to be invalid, and shall not invalidate the remaining provisions of this Lease.

19.                    Successors and Assigns.

Subject to the provisions of Section 18 above, the terms and conditions of this Lease shall be binding upon and inure to the benefit of the heirs, administrators, executors, successors and assigns of the parties hereto.

20.                    Notices.

All notices which may be required or desired to be given to either party shall be in writing, and shall be delivered personally or sent by United States mail, certified or registered, return receipt requested, addressed to Tenant at 21300 Califa Street, Woodland Hills, CA. 91367 and to Landlord at 315 Laurel Street San Diego, CA 92101. Either party may change the address for the mailing of notices by written request to the other.

21.                    Attorneys’ Fees.

In the event of any action or proceeding brought by either party against the other to enforce any of the terms and conditions of this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees in addition to costs of suit.

22.                    Accord and Satisfaction.

No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent and other sums herein stipulated shall be deemed to be other than an account of the earliest stipulated rent or other sums due, nor shall any endorsement or statement or any check accompanying any check or payment of rent or otherwise be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sum or pursue any other remedy provided in this Lease.

23.                    Default of Tenant.

(a)                      The occurrence of any one or more of the following events shall constitute an event of default hereunder:

(i)                          Tenant shall fail to pay when due any rent or other charges payable hereunder and such failure shall continue for ten (10) days after Landlord shall have given Tenant written notice specifying such failure; or

(ii)                       Tenant shall fail to perform any other term, condition or covenant of this Lease and shall fail to remedy the same within thirty (30) days after Landlord shall have given Tenant written notice specifying such failure; or

(iii)                    Tenant shall file or consent to the filing of, a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act (as now or in the future amended); or by its making an assignment of all or of a substantial part of its property for the benefit of its creditors; or by the appointment of a receiver for all or a substantial part of its property and such receivership is not vacated within ninety (90) days; or by its being adjudicated a bankrupt or insolvent and such adjudication becoming final; or

(iv)                   Tenant shall abandon or surrender the demised premises or suffer this Lease to be taken under any writ of execution.

(b)                     If any event of default occurs, then Landlord, besides other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the demised premises, and Landlord may either:

(i)                          terminate this Lease in which event Landlord shall be entitled to recover from Tenant the aggregate of:

(1)                       any unpaid rent and other charges which had been due and payable as of the date of termination;

(2)                       any unpaid rent and other charges which would have become due and payable after the date of termination throughout the remainder of the lease term reduced by any loss which Tenant proves could have been reasonably avoided.

(ii)                       without terminating this Lease, relet the demised primises or any part thereof, as the agent and for the account of Tenant upon such terms and conditions as Landlord may deem advisable, in which event the rents received on such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of al1 costs and expenses of such reletting (including necessary renovation and alteration of the demised premises, reasonable attorneys’ fees and real estate commissions paid); third, to the payment of rent due and unpaid hereunder, and the residue, if any, to be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If rentals received from such reletting during any month are less than the rent due hereunder, Tenant shall pay any such deficiency to Landlord monthly. No such re-entry or taking possession of the demised premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of termination is given by Landlord to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous events of default, and in such event, the provisions of Section 23(b)(i) hereof shall be applicable.

24.                    No waste.

Tenant shall not commit or suffer to be committed any waste on or about the demised premises or any nuisance or act or thing which might disturb the quiet enjoyment of others.

25.                    Inspection; Offset Statement.

Upon reasonable notice given in advance, Landlord or its agent shall have the right to enter the demised premises at customary business hours to inspect the same or to show them to prospective lenders or purchasers. If Landlord’s prospective lender or purchaser shall desire a statement from Tenant as to claims against Landlord on account of prepaid rent or otherwise, Tenant shall deliver, in form reasonably required by such lender or purchaser, an offset statement certifying (if such be the case) that this Lease is in full force and effect and unmodified (or stating the modifications) and that there are no defenses or offsets to its obligations under this Lease (or stating those claimed by Tenant) and stating the date at which rent or other charges have been paid by Tenant hereunder.

26.                    Tenant’s Option to Extend Term.

Tenant shall have, and is hereby granted two (2) options to renew the term of this Lease for additional periods of five (5) years each. The rental payable during each renewal period shall be the amount set forth in the Rent Schedule which is annexed hereto as Exhibit B and made a part hereof. Each such renewal term shall be upon the same terms and conditions as herein set forth with respect to the original term. Tenant must exercise its option with respect to the first five (5) year renewal term by giving Landlord written notice thereof not less than one hundred eighty (180) days prior to the expiration of the original term; and Tenant must exercise its option with respect to the 2nd               (5) year renewal terms by giving Landlord written notice thereof not less than one hundred eighty(180) days prior to the expiration of the 1st              renewal terms. Tenant may not exercise its option with respect to the 2nd               renewal terms unless it has exercised its option with respect to the prior renewal term; and no exercise of option by Tenant shall be effective hereunder if an event of default has occurred and remains uncured.

27.                    Holding Over.

Any holding over after the expiration of the term or any extension of such term, with the consent of the Landlord, shall be construed to be a tenancy from month to month at the highest monthly rental provided for herein and shall otherwise be on the terms and conditions herein specified.

28.                    Performance on Behalf of Tenant or Landlord.

28.1              Performance on Behalf of Tenant. In the event that Tenant shall fail to make any payment or perform any act required hereunder to be made or performed by Tenant, then Landlord (after such notice to Tenant, if any, as may be reasonable under the circumstances) may, but shall be under no obligation to, make such payment or perform such act with the same effect as if made or performed by Tenant. Entry by Landlord upon the demised premises for such purpose shall not waive or release Tenant from any obligation or default hereunder. Tenant, upon demand, shall reimburse Landlord for all sums so paid by Landlord and for all costs and expenses incurred by Landlord in connection with the performance of any such act, plus simple interest thereon at the rate of ten percent (10%) per annum.

28.2              Performance on Behalf of Landlord. Landlord covenants that the demised premises are not subject to any lien, claim or encumbrance except as set forth in Exhibit D, which is annexed hereto and made a part hereof, and that he is not in default or arrears in the making of any payment or the performance of any obligation relating to the demised premises. Landlord shall on the commencement date of the term of this Lease place Tenant in quiet possession of the demised premises and shall secure for Tenant the quiet possession thereof against all persons lawfully claiming the same during the entire lease term and any extensions thereof. In the event that Landlord shall fail to make any payment or perform any act required hereunder to be made or performed by Landlord to enable Tenant to enjoy such quiet possession, including but not limited to making payment to prevent any foreclosure (whether by judicial process or pursuant to a power of sale under mortgage or deed of trust), then Tenant

(after such notice to Landlord, if any, as may be reasonable, under the circumstances) may, but shall be under no obligation to, make such payment or perform such act with the same effect as if made or performed by Landlord. Landlord, upon demand, shall reimburse Tenant for all sums so paid by Tenant and for all costs and expenses incurred by Tenant in connection with the performance of any such act, plus simple interest thereon at the rate of ten percent (10%) per annum. In the event Landlord fails or refuses to make such reimbursement, Tenant may deduct all sums paid, plus interest, from any rent or other sums which may become due and payable to Landlord under this Lease.

29.                    Conveyance by Landlord.

The term “Landlord” as used in this Lease, so far as the covenants and obligations on the part of Landlord are concerned, shall mean only the owner or owners of the demised premises, and in the event of any transfer or transfers of title thereto, the Landlord named (and in the case of any subsequent transfer, the then grantor) shall be released from and after the date of such transfer of all personal liability as respects the performance of any covenants or obligations by the Landlord thereafter to be performed; provided that any funds in the hands of the Landlord or the then grantor, at the time of such transfer, in which Tenant has an interest shall be delivered to the grantee. It is the intent of the foregoing that the Landlord’s covenants and obligations hereunder shall be binding on Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of the demised premises.

30.                    Waiver.

The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term or condition of this Lease shall be deemed to have been waived by either party, unless such waiver be in writing by such party.

31.                    Cumulative Rights.

Each right, power and remedy of Landlord provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of any of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Landlord of any or all such other rights, powers or remedies.

32.                    Acceptance of Surrender.

No modification, termination or surrender of this Lease or surrender of the demised premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by any representative or agent of Landlord, other than such a written agreement and acceptance by Landlord, shall constitute an acceptance thereof.

33.                    Entire Agreement.

This Lease sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the demised premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

34.                    Surrender of premises.

At the termination or expiration of this Lease, Tenant, if requested by Landlord, shall execute and deliver to Landlord an appropriate release in recordable form of all of the Tenant’s interests in the demised premises.

35.                    Net Lease.

It is intended that the rent provided in this Lease shall be an absolute net return to Landlord for the term hereof, free of any loss, costs, expenses or charges with respect to the demised premises, including, without limitation, maintenance, repairs, cost of replacement of buildings or improvements, insurance, taxes and assessments.

36.                    Lease Subject to Declarations.

This Lease and Tenant’s interest hereunder in the demised premises are subject to all easements, covenants, conditions and restrictions (collectively “declarations”) of record on the date hereof.

37.                    Paragraph Headings .

The paragraph headings contained herein are for convenience only, and are not intended to, nor do they, construe, modify or interpret the contents of this Lease.

38.                    Short Form Lease.

Upon Tenant’s request, Landlord will execute a short form of this Lease, suitable for recordation.

39.                    Commencement of Rent.

Rent will commence on 12/15/79,

40.                    Lease Guarantee.

Prior to the Commencement of Construction, Tenant agrees to obtain from parent company Warner Communications and guarantee of lease. The guarant of lease attached here to as exhibit C.

LANDLORD

Illegible
Illegible

TENANT

NALIBU GRAND PRIX CORP.

By	/s/ Illegible

FIELD NOTES
FOR
TRACT ND. 1
BLOCK 4/6512
CITY OF DALLAS, DALLAS COUNTY, TEXAS

Being a tract or parcel of land situated in the City of Dallas, Dallas County, Texas; and being part of the Edward W. Hunt Survey, Abstract 590, and also being part of Block 6512 in the City of Dallas, Texas and being more particularly described as follows:

BEGINNING at the intersection of the projection of the proposed south line of Southwell Road (28 feet from centerline) with the west line of I-35 (Stemmons Freeway, 360 feet wide);

THENCE South 0° 15’ 00” West a distance of 639.12 feet to a point for corner in the west right-of-way line of I-35 (Stemmons Freeway);

THENCE southwesterly along a curve to the left, said curve having a radius of 225.00 feet, a central angle of 55° 05’ 49” and an arc length of 216.37 feet to a point of tangency;

THENCE southwesterly along a curve to the right said curve having a radius of 169.86 feet, a central angle of 88° 22’ 49” and an arc length of 262.01 feet to a point of tangency;

THENCE North 89° 20’ 50” West a distance of 294.11 feet to a point for corner in the proposed east right-of-way line of Malibu Drive (56 feet wide);

THENCE North 0° 15’ 00” East along the proposed east right-of-way line of Malibu Drive a distance of 972.96 Feet to a point for corner;

THENCE North 45° 18’ 05” East along the proposed southeasterly cut-off line of the intersection of the proposed Mallbu Drive with Southwell Road a distance of 14.13 feet to a point for corner;

THENCE South 89° 38’ 50” East along the proposed south right-of-way line of Southwell Road a distance of 557.75 feet to the POINT OF BEGINNING and containing 12.0000+ acres of land, more or less.

EXHIBIT “A”

RENT SCHEDULE

Tenant will pay Landlord as rent hereunder the sums set forth in the following rent schedule:

a)                          Ten Year Term

July 15, 1979 through December 14, 1979	0 per month
December 15, 1979 through July 14, 1981	$13,000 per month
July 15, 1981 through July 14, 1983	$14,300 per month
July 15, 1983 through July 14, 1985	$15,730 per month
July 15, 1985 through July 14, 1987	$17,303 per month
July 15, 1987 through July 14, 1989	$19,033 per month

b)                         First Five Year Renewal Option

July 15, 1989 through July 14, 1991	$20,936 per month
July 15, 1991 through July 14, 1993	$23,030 per month
July 15, 1993 through July 14, 1994	$25,333 per month

c)                          Second Five Year Renewal Option

July 15, 1994 through July 14, 1995	$25,333 per month
July 15, 1995 through July 14, 1997	$27,867 per month
July 15, 1997 through July 14, 1999	$30,653 per month

Exhibit B

GUARANTY OF LEASE

Recitals

(a)       Warner communications Inc., a Delaware corporation, hereinafter called “Warner” is the sole shareholder of Malibu Grand Prix Corp., a Delaware corporation, hereinafter called “Lessee”.

(b)       Lessee has or proposes to enter into a lease with Stemmons Park Ltd., a limited partnership, hereinafter called “Lessor”, whereby Lessor will lease to Lessee certain real property described in Exhibit A attached hereto.

Guaranty

NOW, THEREFORE, in consideration of the premises and in consideration of the execution and delivery of such lease to Lessee, Warner promises as follows:

1.                           Warner guarantees the prompt payment by Lessee of all rentals and other sums payable by Lessee under said lease and the faithful and prompt performance by Lessee of each and every one of the terms and conditions and covenants of said lease to be kept and performed by Lessee.

2.                           In the event there is any failure or refusal of Lessee to perform any of the terms, conditions or covenants of said lease, Lessor shall give prompt written notice to Warner of such failure or refusal to perform.

GUARANTY OF LEASE

Recitals

(a)                      Warner Communications Inc., a Delaware corporation, hereinafter called “Warner” is the sole shareholder of Malibu Grand Prix Corp., a Delaware corporation, hereinafter called “Lessee”.

(b)                     Lessee has or proposes to enter into a lease with                                                         , hereinafter called “Lessor”, whereby Lessor will lease to Lessee certain real property described in Exhibit A attached hereto.

Guaranty

NOW, THEREFORE, in consideration of the premises and in consideration of the execution and delivery of such lease to Lessee, Warner promises as follows:

1.                           Warner guarantees the prompt payment by Lessee of all rentals and other sums payable by Lessee under said lease and the faithful and prompt performance by Lessee of each and every one of the terms and conditions and covenants of said lease to be kept and performed by Lessee.

2.                           In the event there is any failure or refusal of Lessee to perform any of the terms, conditions or covenants

EXHIBIT C

of said lease, Lessor shall give prompt written notice to Warner of such failure or refusal to perform.

3.                           Any modification to such lease which materially affects any of the terms and conditions or covenants thereof shall cause this Guaranty to terminate unless Warner has given its prior written consent to such modification.

4.                           Any assignment of such lease by Lessee shall cause this Guaranty to terminate unless Warner has given its prior written consent to such assignment.

5.                           Any notice given to Warner pursuant to this Guaranty shall be in writing and shall be delivered personally or by United states mail, first class, postage prepaid, addressed as follows:

Warner Communications Inc.
Attention: General Counsel
75 Rockefeller Plaza
New York, New York 10019

Warner may at any time or from time to tine by written notice given to Lessor change the address designated herein for notices.

6.                           This Guaranty shall inure to the benefit of Lessor, its successors and assigns.

IN WITNESS WHEREOF, Warner has executed this Guaranty this            day of                               , 19      .

WARNER COMMUNICATIONS INC.

By

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3.                           Any modification to such lease which materially affects any of the terms and conditions or covenants thereof shall cause this Guaranty to terminate unless Warner has given its prior written consent to such modification.

4.                           Any assignment of such lease by Lessee shall cause this Guaranty to terminate unless Warner has given its prior written consent to such assignment.

5.                           Any notice given to Warner pursuant to this Guaranty shall be in writing and shall be delivered personally or by United States mail, first class, postage prepaid, addressed as follows:

Warner Communications Inc.
Attention: General Counsel
75 Rockefeller Plaza
New York, New York 10019

Warner may at any time or from time to time by written notice given to Lessor change the address designated herein for notices.

6.                           This Guaranty shall inure to the benefit of Lessor, its successors and assigns.

IN WITNESS WHEREOF, Warner has executed this Guaranty this 17th day of August, 1979.

WARNER COMMUNICATIONS INC.
[Corporate Seal]
	By	/s/ Albert Sarnoff
Albert Sarnoff
Attest:		Senior Vice President and Treasurer
/s/ Mark M. Weinstein
Mark M. Weinstein Assistant Secretary

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (this “Amendment”) is entered into by and among STEMMONS PARK, LTD. (“Landlord”), and MALIBU GRAND PRIX CORP. (“Tenant”).

RECITALS:

i.                             Landlord and Tenant have entered into that certain Lease dated as of June 15, 1979 (the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, certain premises (as described in the Lease) located at 11130 and 11150 Malibu Drive, Dallas, Texas.

ii.                          Landlord and Tenant desire to make certain modifications to the Lease upon the terms set forth below.

AGREEMENTS:

NOW THEREFORE, for and in consideration of the mutual reliance of the undersigned parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.                          Exhibit A to the Lease is hereby amended to include an additional 66,662 square feet of land owned by Landlord (the “Additional Land”). The general location of the Additional Land is shown on Schedule I attached hereto and incorporated herein for all purposes. All references in the Lease to “demised premises” shall include the Additional Land, in addition to that originally set forth on Exhibit A thereto. Notwithstanding the change in the size of the demised premises, there shall be no change in the base rent payment to Landlord except as specifically set forth in Section 3 below.

2.                          Section 2 of the Lease is hereby amended by labeling the sole paragraph thereof as “2.1” and adding the following provision as a new paragraph to the end of said section:

“2.2             The Lease term shall be continued, following the terms described above, for a term (the “Extended Lease Term”) of twenty (20) years, commencing on July 15, 1999. Tenant shall have the right to extend the Extended Lease

Term for one (1) additional period of ten (10) years upon the terms and conditions set forth in Section 26.2 hereof.”

3.                          Exhibit B of the Lease is hereby amended by inserting the following provisions:

“d)                 Extended Lease Term

July 15, 1999 through July 31, 1999:	$31,445 per month (prorated over 31 days)

August 1, 1999 through July 31, 2000:	$31,445 per month

Beginning August 1, 2000, fixed, base rent shall be increased (but not, in any event, decreased) annually on August 1 of each successive year to reflect any increase (but not, in any event, a decrease) in the cost of living (as defined below) during the preceding twelve (12) months.

Percentage rent payments for the period beginning February 1, 1997 and ending on the earlier of the expiration or termination of this Lease shall be paid to Landlord, in addition to the fixed, base rent payments described above, at the times and in the amount and manner set forth below:

(a) 10% of gross income from business revenues derived from sales at the park at the demised premises in excess of $6,500,000 per calendar year (with such base amount increasing annually by any increase in the cost of living from and after January 1, 1998), if there are no water park attractions at the demised premises, or

(b) 10% of gross income from business revenues derived from sales at the park at the demised premises in excess of $7,000,000 per calendar year (with such base amount increasing annually by any increase in the cost of living from and after January 1, 1998), if there is a water park attraction at the demised premises;

(c) notwithstanding the foregoing subsections (a) and (b), in the event that a significant entertainment element and/or attraction is added to the demised premises in lieu of a water park attraction, the percentage rent payment shall be 10% of gross income from business revenues derived from sales at the park at the demised premises in excess of $6,500,000 per calendar year plus one-third of the cost of such element/attraction, not to exceed, in total, $7,000,000 of gross income and cost.

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(d) Such percentage rent payments shall be made in arrears within 45 days after the end of each calendar year or after the termination or expiration of this Lease, as applicable, with the percentage rent payments with respect to gross revenues during the year 1997 being prorated over the months of February 1997 through December 1997 (i.e., 1l/12ths of the percentage rent payments otherwise payable for the calendar year 1997).

(e) In the event that Tenant purchases the demised premises pursuant to the terms of Section 41, 46 or otherwise, or in the event of the termination or expiration of this Lease, the annual percentage rental payable by Tenant to Landlord for the year in which the purchase, termination or expiration occurs shall be annualized for the 12 month period beginning January 1 preceding the closing date, termination date or expiration date, as applicable (with the gross income for any month following such date being deemed to equal the gross income for such month during the previous year) and then prorated to the closing date based on the number of days elapsed during such year .

(f) Tenant shall keep full and accurate records and books in accordance with generally accepted accounting principles, consistently applied, and as and to the extent required by federal and state securities laws: Such books and records pertaining to this Lease and the demised premises shall be retained by Tenant for a period of three (3) years after the close of each calendar year and shall be available for inspection and audit by Landlord, at its expense and at all reasonable times after reasonable advance notice, not to exceed, however, two times in any calendar year. If it shall be determined as a result of such audit that there has been a deficiency in the payment of percentage rental, then such deficiency shall become immediately due and payable with interest at the maximum lawful rate from the date when said payment should have been made. In addition, if Tenant understates gross revenues by more than two percent (2%) and if Landlord is entitled to any additional percentage rental as a result of said understatement, then Tenant shall pay to Landlord all reasonable costs and expenses (including reasonable auditor and attorney fees) which may be incurred by Landlord in conducting such audit and collecting such underpayment, if any.

For the purposes of this Exhibit B, the term “increase in the cost of living” shall mean an annual increase in the rate of the U.S. Consumer Price Index (which shall mean the Consumer Price Index for all Urban Consumers, All Items (1982-84=100), from

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time to time published by the Bureau of Labor Statistics, United States Department of Labor for Dallas, Texas, U.S.A.).

4.                          Section 5.3 of the Lease is hereby deleted.

5.                          Section 6 of the Lease is hereby amended by labeling the sole paragraph thereof as “6.1” and adding the following provision as a new paragraph to the end of such section:

“6.2             During the Term hereof (including the Extended Lease Term), Tenant, in order to maximize the attractiveness or profitability of the demised premises, may improve or make additions to the demised premises, in the form of added attractions, physical improvements, or otherwise, with Landlord’s prior consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, however, Landlord acknowledges that the demised premises are to be used as a family and/or active entertainment center and agrees not to withhold its consent to such improvements or additions that contain any type of entertainment element without a significant and justifiable cause. Furthermore, any such response (as to Landlord’s approval or disapproval) shall be provided to Tenant within ten business (10) days of its delivery to Landlord of detailed plans and specifications and its request for an approval of same. Landlord’s failure to approve or disapprove such a request within said ten (10) day period shall be deemed to be an approval. Notwithstanding the foregoing approval rights. Landlord acknowledges that it has approved the preliminary site plans attached hereto as Schedule II and that its approval is given for the improvements and additions contemplated therein (or similar thereto). Notwithstanding the foregoing, however, any material change in the elements described thereon shall require Landlord’s approval, as set forth above.

6.                          Section 26 of the Lease is hereby amended by labeling the sole paragraph thereof as “26.1” and adding the following provision as a new paragraph to the end of said section:

“26.2       Tenant shall have, and is hereby granted, the option to extend the Extended Lease Term for one (1) additional period of ten (10) years. Tenant may exercise the ten (10) year extension at any time by providing written notice thereof to Landlord prior to the termination of the Extended Lease Term. If Tenant provides such notice at any time from July 15, 1999, to July 15, 2002, there will be no charge or fee incurred by Tenant in connection with the exercise of such option. However, if the Tenant provides such notice at any time after July 15, 2002, Tenant will be required to pay to Landlord a fee of $200,000, payable to Landlord on the commencement of the extension period. The rental payable during such renewal period shall be the amount

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set forth in the Rent Schedule and shall be upon such terms and conditions as herein set forth with respect to the Extended Lease Term.”

7.                          The Lease is hereby amended by inserting the following provisions after Section 40 of the Lease:

“41.              Purchase Requirement.

From January 1, 1998, through December 31, 2002, Landlord may require Tenant to purchase the demised premises by delivering written notice thereof to Tenant. The terms of the purchase shall be negotiated between the parties in a commercially reasonable manner, and must include the following terms and conditions: (i) at Tenant’s option, completion of the sale and purchase may occur up to thirteen (13) months following the date Tenant was notified of the requirement to purchase the demised premises by Landlord; (ii) the purchase price shall be due and payable in cash (or other immediately available funds) at closing; (iii) the purchase price shall be calculated by capitalizing the annual rental income (as hereinafter defined) at 9.5% (i.e., dividing annual rental income by 9.5%); and (iv) title to the demised premises shall be conveyed to Tenant free and clear of all liens and free and clear of all encumbrances and exceptions other than those shown on the title commitment issued January 29, 1997 to be effective January 21, 1997 (a copy of which has been provided to Landlord) or otherwise approved by Tenant in its sole discretion.”

For purposes of this Section 41, the “annual rental income” shall be (a) the projected base rental income and billboard rental income (if such billboard income accrues to the owner of the demised premises) for the twelve (12) month period following the date established for closing, including a reasonable estimate of the cost of living adjustment (which shall be made as of the first day of the said twelve (12) month period and based on the prior twelve (12) month period), and (b) the actual percentage rental income for the twelve (12) month period preceding the month in which the closing date occurs.

42.                    Capital Improvements.

42.1             During 1997, Tenant shall make capital improvements to the demised premises of at least $4,600,000 (if there are no water park attractions at the demised premises) or $6,600,000 (if there is a water park attraction at the demised premises). Tenant shall provide Landlord with lien releases following the completion of the improvements and shall provide Landlord with documentation reasonably evidencing the total cost of the

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improvements. No portion of the improvements purchased from an affiliate of Tenant shall constitute a part of the foregoing capital improvement requirement without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Tenant’s completion of any demolition or construction work commenced on the demised premises will be guaranteed by Tenant’s parent, Mountasia Entertainment International, Inc., pursuant to a guaranty agreement to be reasonably negotiated in good faith by the parties, executed and delivered to Landlord prior to the commencement of any such demolition or construction work.

42.2             In addition to the payments described above, Tenant shall make additional improvements to the demised premises, in the form of renovations, replacements or expansions to the facilities, of at least $1,000,000 in the aggregate during the first ten (10) years of the Extended Lease Term, $ 1,000,000 in the aggregate during the second ten (10) years of the Extended Lease Term, and $1,000,000 in the aggregate during the ten (10) year extension period, if exercised in accordance herewith.

43.                    Restrictive Covenants.

Landlord agrees to execute, and record in the real property records of Dallas County, Texas, restrictive covenants that will run with the land and that will restrict all land currently owned by Landlord and located adjacent to or within the vicinity of the demised premises may not be used for any business or businesses which (i) offer or operate family or active entertainment attractions which are, at that time, currently being offered, operated or in the process of being implemented on the demised premises (such that any family or active entertainment attractions on such property must be compatible and complimentary to those being offered at the demised premises, rather than being competitive therewith); (ii) create strong, unusual or offensive odors, fumes, dust or vapors; (iii) are a public or private nuisance; (iv) emit noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness or loudness; (v) are used, in whole or in part, for the warehousing, dumping or disposing of waste, hazardous materials, garbage or refuse, (vi) sell indecent or pornographic literature, adult entertainment or any other form of sexually oriented business; and (vii) operate gasoline refining and/or 24 hour manufacturing operations. By way of example, with respect to item (i) above, if Tenant is offering a bumper boat ride, then Landlord may not offer a bumper boat attraction on such restricted property (but may operate a bumper car facility). Such restrictive covenants shall expire at the end of the lease term (including any extension thereof), unless Tenant purchases the demised premises, in which case the restrictive covenants shall continue in perpetuity thereafter.

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44.                    Hazardous Wastes.

(a)       Tenant agrees to use all reasonable efforts to ensure that applicable environmental laws and ordinances affecting the demised premises are complied with in connection with the operation of Tenant’s business at the demised premises and its lease of said demised premises.

(b)       Tenant agrees to indemnify and hold harmless, Landlord, its partners, attorneys, successors and assigns (“Indemnified Parties”) against any and all damages, claims, costs, losses and other expenses (including, without limitation, attorneys fees and court costs) which may be imposed upon, incurred by, or asserted against, any of the Indemnified Parties by any entity or persons, including without limitation, a governmental entity, based on (1) the use, generation, manufacture, production, handling, storage, release, or threatened release of Hazardous Materials by the Tenant, (2) any violation of any environmental law committed by Tenant with respect to the demised premises after the commencement date of the Lease or (3) Hazardous Materials to the extent the Hazardous Substances are introduced to the demised premises by Tenant, or (4) liability under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) 42 U.S.C. Sections 9601, et seq., or similar laws and regulations, as amended from time to time arising from Hazardous Materials introduced to the demised premises by the Tenant. Tenant’s obligation to indemnify, defend and hold harmless includes, without limitation, costs incurred by Indemnified Parties for or in connection with (x) any investigation of site conditions or any cleanup, remedial, monitoring, restoration or closure work required by any federal, state or local government agency because of any Hazardous Materials introduced to the demised premises by Tenant and present in the soil, air, surface, or groundwater at, in, under or about the demised premises, and (y) any government agency requirements which are a condition of any permit or land use entitlement, including clean-up requirements imposed as a condition of obtaining rezoning or a conditional use permit needed by Tenant to operate its business. In the event that Tenant fails to respond to claims or requests from government agencies and/or third parties seeking investigation or remedial action in connection with Hazardous Materials introduced to the demised premises by Tenant, Landlord may, with reasonable prior notice except in the case of an emergency, proceed to take the appropriate action and shall be reimbursed by Tenant therefor to the extent that the action was required by applicable law and was a reasonable response for current use and condition of the demised premises. This indemnity shall survive the termination of this Lease.

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 (c)      As used herein, “Hazardous Materials” shall mean all hazardous substances, hazardous wastes, hazardous materials, toxic materials, or toxic substances and any other substances, including asbestos, petroleum and its byproducts, the cleanup, disposal, storage, production, possession, or use of which is regulated by federal, state or local laws, ordinances, rules, regulations, permit conditions, administrative orders and similar requirements affecting the health and safety of people or the environment, including, but not limited to, those materials or substances referenced in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, Safe Drinking Water Act, and the release of which would be considered nuisance or trespass.

(d)       Review and/or approval of corrective action plans and other work plans by a government agency for the investigation and cleanup of Hazardous Materials introduced to the demised premises by Tenant and required to be remedied by applicable law does not relieve Tenant of further investigation and cleanup obligations as provided herein. Landlord has the right to require stricter cleanup standards than those allowed by a government agency, to background or non-detect levels, if possible and if reasonably required to protect human health or the environment with respect to Hazardous Materials at, in, or under the demised premises which are introduced by the Tenant and are required to by remediated by applicable law. All work plans and reports submitted by Tenant or its consultant to local, state, or federal agencies or to third parties shall be submitted to Landlord ten (10) days prior to submission to a government agency or third party for Landlord review and consideration.

(e)       For purposes of this Lease, Hazardous Materials found after the commencement date of the Lease are presumed to have resulted from Tenant’s activities at the demised premises, unless Tenant can reasonably demonstrate: that Tenant did not utilize the type or quantity of Hazardous Materials involved; that, if Tenant did utilize such Hazardous Materials, it can account for its usage and disposal; or that the Hazardous Materials more than likely are the result of another party’s activity. This does not constitute a waiver of Tenant’s cost recovery rights against any responsible third party.

(f)        Tenant and any consultants hired by it to perform investigations and/or clean up obligations under this Lease shall comply with all local, state and state and federal laws, rules, regulations and guidelines governing the investigation, clean up, removal, transportation and storage of Hazardous Materials. When required by such laws, regulations or guidelines, Tenant shall obtain or cause to be obtained, all regulatory permits, inspections and approvals and shall be responsible for any government oversight fees

8

associated with oversight of its activities and shall file or cause to be filed all necessary reports with appropriate government agencies.

(g)       Tenant represents and warrants that is has complied or immediately will comply with all local, state and federal laws, regulations, requirements and guidelines for the monitoring, maintenance, retrofitting, removal, cleanup and disposal of any underground storage tanks, or Hazardous Materials from such underground storage tanks, currently known to be located at the demised premises or installed by Tenant in the future. Tenant acknowledges that during the term of this Lease it has sole and exclusive liability for any and all legal obligations relating to underground storage tanks known by Tenant to be located at the demised premises. Notwithstanding any provision of this Lease to the contrary, Tenant shall not have liability for any Hazardous Materials released from an underground storage tank prior to, or after, the date of this Lease.

45.                    Mortgagee Provisions.

(a)       Landlord covenants and represents that there are no mortgages or liens, recorded or otherwise, secured by the fee estate of the demised premises or Landlord’s interest therein.

(b)       Notwithstanding anything else herein to the contrary, Tenant may mortgage, collaterally assign or otherwise encumber any interest that Tenant has in this Lease or in the improvements located on the demised premises (“Mortgage”) as security for indebtedness (“Debt”). Landlord agrees to that it will not unreasonably withhold, condition or delay its consent to any changes or modifications to this Lease, with the exception of those provisions of this Lease concerning the amount of any rental payments or the length of the term of the Lease (including any extensions) as are reasonably requested by any potential mortgagee or collateral assignee (“Mortgagee”) to facilitate the mortgaging of the leasehold estate.

(c)       There shall be no merger of the fee estate and leasehold estate in the event that Tenant were to obtain fee title to the demised premises.

(d)       If a Mortgagee notifies Landlord of the actual or intended execution of a Mortgage and names the place for service of notice upon Mortgagee, then, without limiting the generality of Subsection 45(b) above:

(i)        Landlord will give to such Mortgagee, simultaneously with service on Tenant, notices of all demands made by Landlord on Tenant.

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 (ii)      Mortgagee shall have the privilege of performing any of Tenant’s covenants, curing any defaults by Tenant, and exercising any election, option or privilege conferred upon Tenant by any terms of this Lease.

(iii)      Landlord shall not terminate this Lease or Tenant’s right of possession for any default of Tenant if, within a period of 30 days after the expiration of the period of time within which Tenant might cure such default, such default is cured or caused to be cured by Mortgagee, or if within a period of 30 days after the expiration of the period of time within which Tenant might commence to eliminate the cause of such default, Mortgagee diligently commences to eliminate the cause of such default. Mortgagee’s cure of Tenant’s default shall include payment of Landlord’s reasonable attorneys’ fees and costs (if any) payable under applicable provisions of this Lease.

(iv)      No liability for the payment of rent or the performance of any of Tenant’s covenants and obligations of this Lease shall attach to or be imposed upon any Mortgagee, while not in possession of the demised premises, all such liability being hereby expressly waived by Landlord.

(v)       Mortgagee shall have the right to participate in casualty and condemnation settlements.

(vii)     Landlord agrees to recognize Mortgagee (or a purchaser at foreclosure or assignee in the event of an assignment in lieu of foreclosure) as the tenant under this Lease in the event that the Mortgage is foreclosed in accordance with its terms or in the event of an assignment of this Lease in lieu of foreclosure.

(viii)    Landlord will execute and deliver an estoppel letter certifying to such matters regarding this Lease as Mortgagee shall reasonably request.

46.                    Purchase Option.

At any time during the calendar year 2020, Tenant may exercise an option (the “Option”) to purchase the demised premises from Landlord at a purchase price, for cash payable at closing, equal to the greater of (a) the appraised value of the demised premises or (b) the then annual rental payments hereunder capitalized at 9%. The annual rental payments shall be determined in the same manner as set forth in Section 41. Landlord and Tenant agree to

10

negotiate the remainder of the sales terms and the method by which the fair market value shall be determined in a reasonable business manner, and the closing of such purchase shall occur on a date designated by Tenant within 6 months after Tenant’s notification to Landlord of its exercise of the Option. Landlord grants the Option to Tenant as an interest in real property (which is not severable from the remainder of this Lease) and not as an executory contract, and, notwithstanding anything else herein to the contrary, Tenant shall have the right, if necessary, to seek specific performance to enforce the Option.

47.                   Arbitration.

Notwithstanding anything else herein to the contrary, in the event that a dispute between the parties arises with respect to (i) the amount of percentage rent payable by Tenant to Landlord, (ii) the calculation of the purchase price of the demised premises pursuant to Sections 41 or 46, (iii) Tenant’s compliance with the capital improvements requirement set forth in Section 42, or (iv) the application of the restrictive covenants referenced in Section 43 to a specific improvement proposed by Landlord, then, either party may submit this issue to the American Arbitration Association (the “AAA”), and the issue shall be resolved by binding arbitration before the AAA, conducted in Dallas, Texas. Such resolution will be final and binding upon the parties. The cost of such arbitration shall be borne equally by Landlord and Tenant.

48.                   Late Fee.

The base rental payments payable by Tenant hereunder are due and payable to Landlord on the 1st day of each month. If such rental payments are not received by Landlord within ten (10) days of the date such payments are due, then a six percent (6%) late payment penalty shall be imposed on the delinquent amount, and shall become due and payable to Landlord hereunder.”

8.         The terms of such restrictive covenants referenced in the new Section 43 above shall be negotiated between the parties in a reasonable business manner and shall be finalized, executed and recorded within thirty (30) days of the date hereof.

9.         This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one agreement. Facsimile signature shall be deemed originals for the purposes hereof.

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10.       The terms and conditions of the Lease, except as otherwise amended and/or modified hereby, remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease.

11.       Time shall be of the essence in interpreting the provisions of this Amendment.

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EXECUTED by the undersigned to be effective as of the 31st day of January, 1997.

LANDLORD:

STEMMONS PARK, LTD., a California limited partnership

By:	/s/ Richard Dentt
Richard Dentt, General Partner

TENANT:

MALIBU GRAND PRIX CORP., a Delaware corporation

By:	/s/ L Scott Demeroy
L Scott Demeroy, President

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Schedule 1

DESCRIPTION OF
66,662 Sq. Ft. in Lot 2
BLOCK 4/6512
City of Dallas, Texas

Being a tract of land situated in the Edward W. Hunt Survey, Abstract 590, City of Dallas, Dallas County, Texas and also being part of Lot 2, Block 4/6512 Malibu Grand Prix Addition on addition to the City of Dallas, Texas as recorded in Volume 79215, Page 0001 of the Deed Records of Dallas County, Texas and being more particularly described as follows:

Beginning at a part in the west line of Malibu Drive (58’ R.O.W.) and point being South 0”15”00” West along the west line of Malibu Drive (58’ R.O.W.) A distance of 860.63 feet from its intersection with the cut off line between the said west line of Malibu Drive (58’ R.O.W.) and the south line of Southwell Road;

THENCE South 0°15’00” West along the west line of Malibu Drive (58’ R.O.W.) A distance of 187.04 feet to a point for corner in the north line of a 100 foot wide Dallas Power and Light R.O.W. as recorded in Volume 4658, Page 243 of the Deed Records of Dallas County, Texas.

THENCE North 89°20’50” West along the north line of said Dallas Power and Light R.O.W. and the south line of Lot 2, Block 4/8512 a distance of 358.16 feet to a point for corner in the east line of Goodnight Lane (28 feet from centerline);

THENCE North 0°05’36” East along the ease line of Goodnight Lane (28’ from centerline) a distance of 187.04 feet to a point for corner;

THENCE South 85°20’50” East a distance of 356.67 feet to the POINT OF BEGINNING and containing 68,682 square feet or 1.148 acres more or less of which 16,662 square feet lies within a drainage casement.

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2

Schedule 2

JAN 15 '97 04:52PM MOUNTASIA REALESTATE

NEW DRAGSTER
TIM. TOWER
NEW VIRAGE 1600' ONE OR TWO LANE
RACE LAND
NEW FAMILY CAN-AM TRACK
1.0 AC NASCAR TRACK
NEW CLUBHOUSE 18,000 SF
ENTRY
KIDS LAND .15 AC
1.5 AC MINI - GOLF
NEW MAINT BLDG.
PARKING
ISSUE DATE.

DWG. SK·5W

MOUNTASIA.

CONCEPTUAL PARK PLAN STUDY,
ALTERATIONS & ADDITIONS TO

DALLAS MALIBU GRAND PRIX

P.12/12

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2

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (the “Second Amendment”) is entered into as of this 9th day of June, 1998, by and between STEMMONS PARK, LTD., a California limited partnership (“Landlord”), and MALIBU GRAND PRIX CORPORATION, a Delaware corporation (“Tenant”).

RECITALS:

1.                          Landlord and Tenant entered into that certain Lease dated as of June 15, 1979 (the “Lease”), pursuant to which Tenant leased from Landlord those certain premises located at 11130 and 11150 Malibu Drive, Dallas, Texas, (as more particularly described in the Lease, the “Premises”), which Lease was amended by that certain Amendment to Lease dated effective as of January 31, 1997 (the “First Amendment”) (the Lease and the First Amendment are collectively referred to as the “Lease”).

2.                          Landlord and Tenant now desire to further modify the Lease to, among other things,: (i) eliminate the percentage rent provision; (ii) increase the base rent payable by ten percent (10%) per year; (iii) establish an annual minimum and maximum percentage increase of the Consumer Price Index for rental calculations commencing August 1, 2000; and (iv) reflect the additional monthly payment due by Tenant to Landlord in consideration for Landlord’s termination of the Billboard Lease (defined hereinafter).

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual reliance of the undersigned parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                          Exhibit B of the Lease, as amended in the First Amendment, is hereby deleted in its entirety and replaced by the following provisions:

Rent Schedule. Tenant will pay Landlord as rent hereunder the sums set forth in the following rent schedule:

(a)                      Ten Year Term

July 15, 1979 through December 14, 1979	- 0 - per month
December 15, 1979 through July 14, 1981	$13,000 per month
July 15, 1981 through July 14, 1983	$14,300 per month
July 15, 1983 through July 14, 1985	$15,730 per month
July 15, 1985 through July 14, 1987	$17,303 per month
July 15, 1987 through July 14, 1989	$19,033 per month

 (b) First Five Year Renewal Option

July 15, 1989 through July 14, 1991	$20,936 per month
July 15, 1991 through July 14, 1993	$23,030 per month
July 15, 1993 through July 14, 1994	$25,333 per month

(c) Second Five Year Renewal Option

July 15, 1994 through July 14, 1995	$25,333 per month
July 15, 1995 through July 14, 1997	$27,867 per month
July 15, 1997 through June 30, 1998	$30,653 per month
July 1, 1998 through June 30, 1999	$34,635 per month

(d) Extended Lease Term

July 1, 1999 through June 30, 2000	$35,506 per month

Beginning July 1, 2000, fixed, base rent shall be increased (but not, in any event, decreased) annually on August 1 of each successive year to reflect any increase (but not, in any event, a decrease) in the cost of living (as defined below) during the preceding twelve (12) months. This annual adjustment will be subject to a minimum of three percent (3%) with a maximum of eight percent (8%) in any given year.

For the purposes of this Exhibit B, the term “increase in the cost of living” shall mean an annual increase in the rate of the U.S. Consumer Price Index (which shall mean the Consumer Price Index for all Urban Consumers, All Items (1982-84=100), from time to time published by the Bureau of Labor Statistics, United States Department of Labor for Dallas, Texas, U.S.A.).

2.                          This Second Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement. Facsimile signatures shall be deemed originals for the purposes hereof.

3.                          The terms and conditions of the Lease, as amended, except as otherwise amended and/or modified hereby, remain in full force and effect. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease, as amended.

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SECOND AMENDED AND RESTATED ABSTRACT OF LEASE

THIS SECOND AMENDED AND RESTATED ABSTRACT OF LEASE is executed as of June 9, 1998, with respect to that certain Lease dated as of June 15, 1989, by and between STEMMONS PARK, LTD., as landlord (“Landlord”), and MALIBU GRAND PRIX CORP., as tenant (“Tenant”), as amended by that certain Amendment to Lease by and between Landlord and Tenant dated as of January 31, 1997 (collectively, the “Lease”), as evidenced by that certain Abstract of Lease executed by Landlord and Tenant as of June 15, 1979, recorded April 3, 1980, in Volume 80068, Page 2072, Real Property Records, Dallas County, Texas, and that certain Amended and Restated Abstract of Lease executed January 31, 1997, by Landlord and Tenant and recorded on April 25, 1997, in Volume 97081, Page 4621 of the Real Property Records of Dallas County, Texas.

1.                          Tenant leases from Landlord the real property described in Exhibit A, which is annexed hereto and made a part hereof for all purposes (the “Demised Premises”).

2.                          The term of the Lease commenced as of July 15, 1979 and ends on July 15, 2019.

3.                          Tenant has an option to extend the term of the Lease for one (1) additional period of ten (10) years.

4.                          The Lease grants Landlord the right to require Tenant to purchase from the Landlord, and grants Tenant the right to require Landlord to sell to Tenant, the Demised Premises under certain conditions.

5.                          This Second Amended and Restated Abstract of Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement. Facsimile signatures shall be deemed originals for the purpose hereof.

THIS SECOND AMENDED AND RESTATED ABSTRACT OF LEASE REPLACES IN ITS ENTIRETY THAT CERTAIN AMENDED AND RESTATED ABSTRACT OF LEASE RECORDED ON APRIL 25, 1997, IN VOLUME 97081, PAGE 4621 OF THE REAL PROPERTY RECORDS OF DALLAS COUNTY, TEXAS, AND IS BEING FILED TO INCORPORATE SOME ADDITIONAL LAND IN THE LEGAL DESCRIPTION WHICH WAS INADVERTENTLY OMITTED FROM THE LEGAL DESCRIPTION ATTACHED TO THE AMENDED AND RESTATED ABSTRACT OF LEASE.

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EXECUTED as of the date and year first written above.

STEMMONS PARK, LTD., a California limited partnership

By:	/s/ Richard C. Dentt
Richard C. Dentt, General Partner

By:	/s/ Sohrab Arjmand
Sohrab Arjmand, General Partner

MALIBU GRAND PRIX CORP., a Delaware corporation

By:	/s/ Richard M. FitzPatrick
Name:	Richard M. FitzPatrick
Title:	Vice President

STATE OF California	§
§
COUNTY OF San Diego	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared Richard C. Dentt, General Partner of Stemmons Park, Ltd., a California limited partnership, whose name is subscribed to the foregoing instrument, and acknowledged to me that the same for the purposes and consideration therein expressed, as the act and deed of said corporation and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 3rd of July, 1998.

/s/ Jayne T. Bowman
Notary Public

My Commission Expires:

Sept 2, 2000

[SEAL]	JAYNE T. BOWMAN Commission # 1110168 Notary Public — California San Diego County My Comm. Expires Sep 2, 2000

STATE OF California	§
§
COUNTY OF San Diego	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared Sohrab Arjmand, General Partner of Stemmons Park, Ltd., a California limited partnership, whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, as the act and deed of said corporation, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 3rd of July, 1998.

/s/ Jayne T. Bowman
Notary Public

My Commission Expires:

Sept 2, 2000

[SEAL]	JAYNE T. BOWMAN Commission # 1110168 Notary Public — California San Diego County My Comm. Expires Sep 2, 2000

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared Richard FitzPatrick, Vice President of Malibu Grand Prix Corp., a Delaware corporation, whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed as the act and deed of said corporation, and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 22nd of June, 1998.

/s/ Janice L. Ward
Notary Public in and for the State of Texas

My Commission Expires:

3/25/2002

[SEAL]	JANICE L. WARD COMMISSION EXPIRES MARCH 25, 2002

RECORDING REQUESTED BY, AND

WHEN RECORDED, RETURN TO:

Michael A. Krywucki, Esq.

Munsch Hardt Kopf Harr & Dinan, P.C.

1445 Ross Avenue, Suite 4000

Dallas, Texas 75202

EXHIBIT “A”

TRACT I

Being a tract or parcel of land situated in the City of Dallas, Dallas County, Texas; and being part of the Edward W. Hunt Survey, Abstract 590, and also being part of Block 6512 in the City of Dallas, Texas and being more particularly described as follows:

BEGINNING at the intersection of the projection of the proposed south line of Southwell Road (28 feet from centerline) with the west line of I-35 (Stemmons Freeway, 360 feet wide)

THENCE South 0°15’00” West a distance of 639.12 feet to a point for corner in the west right-of-way line of I-35 (Stemmons Freeway);

THENCE southwesterly along a curve to the left, said curve having a radius of 225.00 feet, a central angle of 55°05’49” and an arc length of 216.37 feet to a point of tangency;

THENCE southwesterly along a curve to the right, said curve having a radius of 169.86 feet, a central angle of 88°22’49” and an arc length of 262.01 feet to a point of tangency;

THENCE North 89°20’50” West a distance of 294.11 feet to a point for corner in the proposed east right-of-way line of Malibu Drive (56 feet wide);

THENCE North 0°15’00” East along the proposed east right-of-way line of Malibu Drive a distance of 972.96 feet to a point for corner;

THENCE North 45°18’05” East along the proposed southeasterly cut-off line of the intersection of the proposed Malibu Drive with Southwell Road a distance of 14.13 feet to a point for corner;

THENCE South 89°38’50” East along the proposed south right-of-way line of Southwell Road a distance of 557.75 feet to the POINT OF BEGINNING and containing 12.0000 (plus or minus) acres of land, more or less.

TRACT II

Being a tract of land situated in the Edward W. Hunt Survey, Abstract 590, City of Dallas, Dallas County, Texas and also being part of Lot 2, Block 4/6512, MALIBU GRAND PRIX ADDITION, an addition to the City of Dallas, Texas as recorded in Volume 79215, Page 0001 of the Deed Records of Dallas County, Texas and being more particularly described as follows:

Beginning at a point in the west line of Malibu Drive (56’ R.O.W.), and point being South 0°15’00” West along the west line of Malibu Drive (56’ R.O.W.) a distance of 860.63 feet from its intersection with the cut off line between the said west line of Malibu Drive (56’ R.O.W.) and the south line of

Southwell Road;

THENCE South 0°15’00” West along the west line of Malibu Drive (56’ R.O.W.) a distance of 187.04 feet to a point for corner in the north line of a 100 foot wide Dallas Power and Light R.O.W. as recorded in Volume 4656, Page 243 of the Deed Records of Dallas County, Texas;

THENCE North 89°20’50” West along the north line of said Dallas Power and Light R.O.W. and the south line Lot 2, Block 4/6512 a distance of 356.16 feet to a point for corner in the east line of Goodnight Lane (28 feet from centerline);

THENCE North 0°05’36” East along the east line of Goodnight Lane (28’ from centerline) a distance of 187.04 feet to a point for corner;

THENCE South 85°20’50” East a distance of 356.67 feet to the POINT OF BEGINNING and containing 66,662 square feet or 1.148 acres more or less of which 16,662 square feet lies within a drainage easement.

IN WITNESS WHEREOF, our signatures have been set as of the date first above written.

STEMMONS PARK, LTD., a California limited partnership

By:	/s/ Richard C. Dentt
Richard C. Dentt, General Partner

By:	/s/ Sohrab Arjmand
Sohrab Arjmand, General Partner

MALIBU GRAND PRIX CORPORATION, a Delaware corporation

By:	/s/ Richard M. FitzPatrick
Name:	Richard M. FitzPatrick
Title:	Vice President

THIRD AMENDMENT TO,
AND ASSIGNMENT AND ASSUMPTION OF, LEASE

THIS THIRD AMENDMENT TO, AND ASSIGNMENT AND ASSUMPTION OF, LEASE (this “Amendment and Assignment”) is made and entered into as of the 5 day of July, 2002, by and between STEMMONS PARK, LTD., a California limited partnership (“Landlord”), MALIBU GRAND PRIX CORPORATION, a Delaware corporation (“Assignor”), and FESTIVAL FUN PARKS, LLC, a Delaware limited liability company dba PALACE ENTERTAINMENT (“Assignee”), with reference to the following facts:

A.             WHEREAS, Landlord, as “Landlord,” and Assignor, as “Tenant,” entered into that certain lease dated June 15, 1979 (as amended by the First Amendment (as defined below) and the Second Amendment (as defined below), the “Ground Lease”), demising that certain real property located in the City of Dallas, Dallas County, Texas, commonly known as 11130 and 11150 Malibu Drive, consisting of an approximately 12.00 acre parcel of real property, as more particularly described in Exhibit A attached hereto (“Premises”). The Ground Lease was first amended pursuant to that certain Amendment to Lease dated January 31, 1997 (the “First Amendment”) by and between Landlord and Assignor, whereby, among other things, the term of the Ground Lease was extended, and the Premises were expanded to include an additional 66,662 square feet of land owned by Landlord. The Ground Lease was further amended pursuant to that certain Second Amendment to Lease dated June 9, 1998 (the “Second Amendment”) by and between Landlord and Assignor, whereby, among other things, the schedule of rental payments was modified;

B.             WHEREAS, Landlord and Assignor desire to amend the Ground Lease pursuant to the terms and conditions of this Amendment and Assignment; and

C.             WHEREAS, Assignor desires to assign to Assignee, as of the Effective Date (defined below), all of its right, title, interest in, to and under the Ground Lease, and Assignee desires to receive from Assignor such assignment and to assume each and all of the obligations of the “Tenant” under the Ground Lease to be performed from and after the Effective Date, all pursuant to the terms and conditions of this Amendment and Assignment; provided, however, any and all provisions of the Ground Lease relating to the acquisition, sale, development, operation and/or other disposition by “Tenant” of the Premises prior to the Effective Date shall not in any way be construed against or made applicable to Assignee.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Definitions. All capitalized terms used in this Amendment and Assignment which are not defined herein shall have the same meanings ascribed to such terms in the Ground Lease.

2.  Representation and Warranty of Landlord and Assignor. Landlord and Assignor hereby represent and warrant to Assignee that, immediately prior to the Effective Date and the assignment of the Ground Lease as contemplated by this Amendment and Assignment, Assignor was the duly acting “Tenant” under the Ground Lease and enjoyed the rights and benefits and performed the duties and obligations of “Tenant” under the Ground Lease.

3.  Amendments. The Ground Lease is hereby amended as follows:

(a)                                                                                          Section 41 of the Ground Lease is hereby deleted in its entirety. In consideration for Landlord’s deletion of Section 41 of the Ground Lease, Assignee shall send to Landlord (at the address set forth in the notice provision in the Ground Lease), within ten (10) days after the date of this Amendment and Assignment, a cashier’s check made payable to Landlord in the amount of $40,000, such payment to be non-refundable to Assignee. Assignee’s failure to make the foregoing payment to Landlord within the foregoing time period shall be a breach of the Ground Lease.

(b)                                                                                         The following language is hereby incorporated at the beginning of Section 45(d) of the Ground Lease: “Notwithstanding anything herein to the contrary,”

(c)                                                                                          Section 45(d)(iii) of the Ground Lease is hereby amended by adding the following language at the end of the first sentence (after the words “cause of such default” and prior to the period): “; provided, however, notwithstanding anything to the contrary set forth in this Lease, if any default of Tenant is personal to Tenant or not susceptible of being cured by Mortgagee or a party acquiring title to Tenant’s leasehold estate, such default shall be deemed waived by Landlord upon completion of the foreclosure proceeding or deed-in-lieu of foreclosure or acquisition of Tenant’s interest as a result of Mortgagee’s exercise of its remedies, and Landlord will not terminate this Lease or take any other action as a result of such default that is not susceptible of being cured; provided, however, any claims that Landlord may have against Tenant (as opposed to Mortgagee, its successors and assigns) shall not be deemed waived as against Tenant.” Section 45(d)(iii) of the Ground Lease is hereby further amended by adding the following sentence at the end of such section: “Furthermore, there shall be no cancellation, surrender, or acceptance of surrender of this Lease, or material amendment and/or modification of this Lease, without, in each case, at least ten (10) days’ prior written notice to Mortgagee or its appointed agent(s).”

(d)                                                                                         Section 45(d)(vii) of the Ground Lease is hereby deleted in its entirety and replaced with the following: “Landlord hereby consents to: (i) the foreclosure of a Mortgage, (ii) any sale of Tenant’s interest in this Lease and the demised premises in connection with a foreclosure, whether by judicial proceedings or by virtue of any power of sale contained in the Mortgage, and (iii) any conveyance of Tenant’s interest in this Lease and the demised premises from Tenant to the Mortgagee or its nominee or designee by virtue of or in lieu of foreclosure or other appropriate proceedings. If the Mortgagee or its nominee or designee become the holder of Tenant’s interest in this Lease and the demised premises, then the conveyance of such interest and assignment of this Lease by the Mortgagee or its nominee or designee shall require the prior written consent of Landlord, not to be unreasonably withheld. Furthermore, if the Mortgagee or its nominee or designee becomes the Tenant under this Lease, all of the obligations and liabilities of the Mortgagee or its nominee or designee shall cease and terminate upon assignment of this Lease in accordance with the terms hereof by Mortgagee or its nominee or designee.”

(e)                                                                                          The following new Section 45(ix) is hereby added to Section 45 of the Lease:

“(ix) Landlord and Tenant acknowledge and agree that if and to the extent that Tenant has any right to approve or disapprove Landlord’s rejection of this Lease in any bankruptcy proceeding, such right of approval or disapproval shall be assigned to (and shall be exercised solely by) the Mortgagee having the most senior Mortgage during such time as such Mortgage encumbers Tenant’s interest in the Premises.”

(f)                                                                                            The following new Section 45(xi) is hereby added to Section 45 of the Lease:

“(xi) Landlord acknowledges and agrees that the acquisition by a Mortgagee of the direct or indirect ownership of the equity interests in Tenant (i) shall not constitute a prohibited transfer or Tenant default under this Lease, (ii) shall not require the consent or approval of Landlord, and (iii) shall be fully effective notwithstanding any provision to the contrary contained in this Lease.”

(g)                                                                                         The following new Section 45(xii) is hereby added to Section 45 of the Lease:

“(xii) Notwithstanding anything to the contrary set forth in this Lease, if any mortgagee, trustee or ground lessor having an interest in Landlord’s fee interest requests that Tenant or any Mortgagee subordinate its interests to that of such mortgagee, trustee or ground lessor, then Tenant and/or such Mortgagee shall do so provided that such party, concurrently with or prior to such subordination, delivers to Tenant and such Mortgagee a fully-executed recordable non-disturbance agreement in a form reasonably acceptable to Tenant and such Mortgagee.”

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 (h)                  The following new Section 45(xiii) is hereby added to Section 45 of the Lease:

“(xiii) In the event that Tenant’s interest under this Lease shall be sold, assigned, assigned or transferred pursuant to the exercise of any remedy of any Mortgagee, or pursuant to any judicial proceeding, at such Mortgagee’s option, Landlord shall execute and deliver to such Mortgagee a new lease (the “New Lease”) demising the Premises to Mortgagee. The New Lease shall be for a term equal to the then remaining term of this Lease before giving effect to such termination and shall contain the same covenants, agreements, terms, provisions and limitations as this Lease. Upon the execution and delivery of the New Lease, Mortgagee, in its own name or in the name of Landlord, shall have the right, but not the obligation, to take all appropriate steps as shall be necessary to remove the previous lessee from the Premises and any improvements located thereon; provided, however, that Landlord shall not be subject to any liability for the payment of fees, including reasonable attorney’s fees, costs or expenses in connection with such removal, and Mortgagee shall pay for all costs and expenses, including reasonable attorney’s fees, for such removal. Mortgagee shall be liable for the performance of the obligations imposed on the ‘Tenant’ under this Lease only for and during the period that Mortgagee is in possession and/or ownership of the leasehold estate created by the New Lease.”

4.  Assignment. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in and to the Ground Lease (as amended by this Amendment and Assignment), and Assignor conveys, assigns and transfers to Assignee any and all buildings, improvements and appurtenances located on the Premises (“Improvements”), all effective as of                                      , 2002 (the “Effective Date”).

5.  Assumption. Assignee hereby assumes, effective as of the Effective Date, all of Assignor’s right, title and interest under the Ground Lease and all obligations of Assignor as the “Tenant” under the Ground Lease to be performed under the Ground Lease from and after the Effective Date, and agrees to be bound by and perform all of the covenants, duties and obligations to be performed by the ‘Tenant” under the Ground Lease from and after the Effective Date. Notwithstanding the foregoing, Assignee shall have no obligation, liability or responsibility whatsoever for any liability, cost, expense or obligation of Assignor under the Ground Lease which is attributable to any period prior to the Effective Date.

6.  Consent to Assignment of Ground Lease and Conveyance of Improvements. Notwithstanding anything to the contrary contained in the Ground Lease, Landlord hereby consents to the assignment of the Ground Lease by Assignor to Assignee and the transfer of Assignor’s right, title and interest in and to the Ground Lease. Notwithstanding anything to the contrary contained in the Ground Lease, Landlord hereby further consents to the conveyance, assignment and transfer of the

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Improvements by Assignor to Assignee pursuant to the terms and conditions of this Amendment and Assignment.

7.  Notice and Identity of Mortgagee. For purposes of notice pursuant to the Lease (including, without limitation, Sections 20 and 45 of the Lease) and Mortgagee’s rights pursuant to the Lease, until Landlord receives written notice indicating otherwise from Tenant, Mortgagee or their respective successors or assigns, as applicable:

the address of Tenant
shall be:	Festival Fun Parks, LLC
d/b/a Palace Entertainment
18300 Von Karman, Suite 900
Irvine, California 92612
Attn: Gary Fitzpatrick, Esq.,
General Counsel

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
555 South Flower Street, 23rd Floor
Los Angeles, California 90071-2371
Attention: Robert A. Miller, Jr., Esq.

and the Mortgagee shall be Antares Capital Corporation, having an address of:

Antares Capital Corporation
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
Attn: Portfolio Manager – Palace Entertainment

8.  Indemnification by Assignor. Assignor for itself, its (past and present) officers, directors, shareholders, attorneys, legal representatives, and constituent parent, subsidiary and affiliate corporations and each of their past and present partners, officers, agents and employees, and each of their successors and assigns (collectively, the “Assignor Parties”) hereby agrees to indemnify, defend and hold harmless Assignee and the Assignee Parties (as defined below) from and against any and all claims, demands, obligations, duties, liabilities, damages, expenses, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and remedies therefor, causes of action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, and irrespective of how, why or by reason of what facts, whether known or unknown, whether heretofore now existing or hereafter arising, whether liquidated or unliquidated related to the Ground Lease and/or the Premises (collectively, “Claims”) which Assignee or the

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Assignee Parties may incur or which may be asserted against Assignee or the Assignee Parties by reason of any alleged obligation, undertaking or omission of Assignor as “Tenant” under the Ground Lease, which Claims arise or arose from events occurring prior to the Effective Date.

9.  Indemnification by Assignee. Assignee for itself, its (past and present) officers, directors, shareholders, attorneys, legal representatives, and constituent parents, subsidiaries and affiliates and each of their past and present partners, officers, agents and employees, and each of their successors and assigns (collectively, the “Assignee Parties”) hereby agrees to indemnify, defend and hold harmless Assignor and the Assignor Parties (as defined above) from and against any and all Claims which Assignor or the Assignor Parties may incur or which may be asserted against Assignor or the Assignor Parties by reason of any alleged obligation, undertaking or omission of Assignee as the successor “Tenant” under the Ground Lease, which Claims arise or arose from events occurring from and after the Effective Date.

10.  Delivery of Subordination or Non-Disturbance Agreement. Landlord hereby represents and warrants that no person or entity has any mortgage, deed of trust or any other hypothecation for security upon the Premises as of the date of this Amendment and Assignment.

11.  Successors and Assigns. This Amendment and Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest, sublessees and assigns.

12.  Attorneys’ Fees. If any dispute should arise between the parties hereto regarding the terms or subject matter of this Amendment and Assignment or the enforcement or breach of such terms, then the party prevailing in such dispute, whether by out-of-court settlement or final judicial determination, shall be entitled to recover from the non-prevailing party all costs and expenses of such dispute incurred by such prevailing party, including, without limitation, reasonable attorneys’ fees.

13.  Construction; Reaffirmation. Except as expressly amended hereby, all of the terms and conditions of the Ground Lease shall remain unmodified and in full force and effect. In the event of a conflict between the terms and conditions of the Ground Lease and the terms and conditions of this Amendment and Assignment, the terms and conditions of this Amendment and Assignment shall govern and prevail. The Ground Lease, as amended by this Amendment and Assignment, is hereby reaffirmed.

14.  Counterparts. This Amendment and Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to,

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and may be appended to, ay other counterpart hereof. Facsimile signatures shall be fully binding and effective for all purposes as if they were original signatures.

[No Further Text On This Page]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment and Assignment on the date first above written.

“ASSIGNOR”

MALIBU GRAND PRIX CORP., a Delaware corporation

By:	/s/ R. Scott Wheeler
Name:	R. Scott Wheeler
Title:	VP/

“ASSIGNEE”

FESTIVAL FUN PARKS, LLC, a Delaware limited liability company dba PALACE ENTERTAINMENT

By:	/s/ Gary FitzPatrick
Name:	Gary FitzPatrick
Title:	VP Gen. Counsel

“LANDLORD”

STEMMONS PARK, LTD., a California limited partnership

By:	/s/ Richard C. Dentt
Name:	Richard C. Dentt
Title:	General Partner

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EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

9

Legal description of land:

TRACT I

Being a tract or parcel of land situated in the City of Dallas, Dallas County, Texas; and being part of the Edward W. Hunt Survey, Abstract 590, and also being part of Block 6912 in the City of Dallas, Texas and being more particularly described as follows:

BEGINNING at the intersection of the projection of the proposed south line of Southwell Road (28 feet from centerline) with the west line of I-35 (Stemmons Freeway, 360 feet wide)

THENCE South 0”15’00” West a distance of 619.12 feet to a point Attached to and made a part of Stewart Title Guaranty Company Commitment for Title Insurance File No. : 96302235

for corner in the west right-of-way line of I-35 (Stemmons Freeway);

THENCE southwesterly along a curve to the left, said curve having a radius of 225.00 feet, a central angle of 55”05’49” and an arc length of 216.37 feet to a point of tangency;

THENCE southwesterly along a curve to the right, said curve having a radius of 169.86 feet, a central angle of 88”22’49” and an arc length of 262.01 feet to a point of tangency;

THENCE North 89”20’50” West a distance of 294.11 feet to a point for corner in the proposed east right-of-way line of Malibu Drive (56 feet wide);

THENCE North 0”15’00” East along the proposed east right-of-way line of Malibu Drive a distance of 972.96 feet to a point for corner;

THENCE North 45”18’05” East along the proposed southeasterly cut-off line of the intersection of the proposed Malibu Drive with Southwell Road a distance of 14.13 feet to a point for corner;

THENCE South 89”38’50” East along the proposed south right-of-way line of Southwell Road a distance of 557.75 feet to the POINT OF BEGINNING and containing 12.0000 (plus or minus) acres of land, more or less.

TRACT II

Being a tract of land situated in the Edward W. Hunt Survey, Abstract 590, City of Dallas, Dallas County, Texas and also being part of Lot 2, Block 4/6512, MALIBU GRAND PRIX ADDITION, an addition to the City of Dallas, Texas as recorded in Volume 79215, Page 0001 of the Deed Records of Dallas County, Texas and being more particularly described as follows:

Beginning at a point in the west line of Malibu Drive (56’ R.O.W.), and point being South 0”15’00” West along the west line of Malibu Drive (56’ R.O.W.) a distance of 860.63 feet from its intersection with the cut off line between the said west line of Malibu Drive (56’ R.O.W.) and the south line of Southwell Road;

THENCE South 0”15’00” West along the west line of Malibu Drive (56’ R.O.W.) a distance of 187.04 feet to a point for corner in the north line of a 100 foot wide Dallas Power and Light R.O.W. as recorded in Volume 4656, Page 243 of the Deed Records of Dallas County, Texas;

THENCE North 89”20’50” West along the north line of said Dallas Power and Light R.O.W. and the south line Lot 2, Block 4/6512 a